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                                                                   Exhibit 10(g)

                      AMENDMENT TO EMPLOYMENT AGREEMENT OF
                              CHARLES M. SCHNEIDER

         This Amendment to the Employment Agreement dated as of December 30, 1999 (the "Agreement") between Oxford Health Plans, Inc. ("Corporation") and Charles M. Schneider ("Employee") is entered as of the 21st day of December, 2000. The parties hereto agree that the Employment Agreement will be amended as follows:

1. Add the following sentence to the end of Section 3 (b):

In December 2000 rather than March 2001, the Corporation will pay to the Employee the annual performance bonus for fiscal year 2000 in the amount of $600,000.

2. Section 3(d) shall be deleted in its entirety and replaced with the following language:

(d) Travel & Living Reimbursement. The Corporation will reimburse the Employee for all reasonable and documented business travel expenses during the Term, in accordance with the Corporation's expense reimbursement policy as in effect from time to time. In addition, and without limiting the foregoing, the Corporation will provide private air arrangements for the Employee to travel (with such frequency as the Employee reasonably determines consistent with his job hereunder) between Manchester, New Hampshire and the Corporation's facilities. The Corporation will reimburse the Employee for the cost of housing and related expenses (Section 3(f) below defines when this reimbursement ends), it being understood that the Employee expects to maintain his residence in New Hampshire and will therefore require suitable accommodations in the Trumbull area. It is the intent and agreement of the parties hereto that the housing, travel, (including private air travel), related reimbursements and relocation expenses described in this paragraph and Section 3(f) shall be provided to the Employee on a basis that is fully grossed up for all taxes, including taxes with respect to any supplemental gross-up payments required to be made by the Corporation to the Employee hereunder.

3. Add the following Section 3 (f):

(f) Relocation. Ninety (90) days from the date the Employee purchases a new residence in the state of Connecticut, the Employee will no longer be eligible for the housing and related expenses provision set forth in the third sentence in Section 3 (d) above. Once the Employee purchases a residence in the state of Connecticut, the Corporation will (i) provide the Employee and his family members with temporary housing in Connecticut for a 30 day period, (ii) reimburse the Employee for the expenses incurred to transport personal property, household goods, motor vehicles and family members from the New Hampshire residence to the new Connecticut residence and (iii) reimburse the Employee for costs incurred in connection with purchasing the new Connecticut residence (mortgage origination expenses, real estate commissions, attorney fees, etc.) not to exceed 1.5% of the total purchase price. The Corporation shall reimburse the Employee for the above provisions (ii) and (iii) provided the Employee uses the Corporation's relocation company services and only upon presentation of satisfactory receipts in accordance with the Corporation's normal business expenses reimbursement practices and procedures.
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In the event, the Employee's employment ends in any of the circumstances described in Section 6(g) (or that would be described in Section 6(g) but for the fact that termination occurs within the two year period following a Change in Control), as a result of Termination Without Cause, Good Reason prior to or following a Change in Control, as defined in the Employee's Employment Agreement, the Corporation will (i) reimburse the Employee for the expenses incurred to transport personal property, household goods, motor vehicles and family members from the Connecticut residence to the New Hampshire residence,
(ii) reimburse the Employee for costs incurred in connection with the sale of the Connecticut residence (mortgage origination expenses, real estate commissions, attorney fees, etc.) not to exceed 6.5% of the total sale price and
(iii) reimburse the Employee for the interest component of the mortgage payments with respect to the Connecticut residence for the lesser of (A) the twelve (12) month period commencing on the Employee's Date of Termination, or (B) the period commencing on the Employee's Date of Termination and ending on the date of the sale of the residence; provided, that for purposes of this clause (iii), the "interest component of the mortgage payments" shall be deemed to be the greater of (I) the interest component of the actual mortgage payments with respect to the residence during the applicable period or (II) the interest that would have been payable with respect to mortgage indebtedness on the residence during the applicable period assuming that eighty (80%) percent of the Employee's purchase price for the residence had been financed with a mortgage loan with monthly payments of principal and interest at the same rate of interest as the highest rate of interest under any non-Corporation financing actually obtained by the Employee to help finance his purchase of the residence and further assuming that no portion of such deemed mortgage financing had been pre-paid. The Corporation shall reimburse the Employee for the above provisions provided the Employee uses the Corporation's relocation company services and only upon presentation of satisfactory receipts (other than with respect to any deemed interest payments taken into account under clause (iii) above) in accordance with the Corporation's normal business expenses reimbursement practices and procedures.

It is the intent and agreement of the parties hereto that the reimbursements described in this Section shall be provided to the Employee on a basis that is fully grossed up for all taxes, including taxes with respect to any supplemental gross-up payments required to be made by the Corporation to the Employee hereunder.

4. Add the following Section 3 (g):

(g) Relocation Loan. As soon as practical, the Corporation shall lend to the Employee the sum of $700,000 (the "Loan"). The Loan shall be evidenced by a Promissory Note (the "Note") containing terms and in a form mutually acceptable to the Employee and the Corporation. Among other things, the Note will provide that: (1) the Loan shall bear the lowest interest rate permitted by federal law to avoid the imputation of income, (2) the Loan shall be repaid (principal and accrued interest) no later than April 1, 2002 and (3) the Loan and unpaid interest will not be forgiven for any reason. The Employee has the option of paying back the principal plus any accrued interest at any time.
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                                     Oxford Health Plans, Inc.

                                     By: /s/ NORMAN C. PAYSON, M.D.
                                         ---------------------------
                                         Norman C. Payson, M.D.
                                         Chief Executive Officer and Chairman of
                                         the Board

                                     /s/ CHARLES M. SCHNEIDER
                                     --------------------------
                                        Charles M. Schneider